Exhibit 15.3

February 28, 2012

China Distance Education Holdings Limited

18/F., Xueyuan International Tower

No.1 Zhichun Road, Haidian District

Beijing, China 100083

Subject: WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

We hereby consent to the references to our name and our final appraisal reports (the “Reports”) addressed to the board of directors of China Distance Education Holdings Limited (the “Holding Company”), and to references to our valuation methodologies, assumptions and conclusions associated with such Reports, in the annual report on Form 20-F of the Holding Company and any amendments thereto (the “Annual Report”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Annual Report.

The Reports relate to valuations of the designated assets and liabilities of a joint venture named Beijing Zhengbao Yucai Education Technology Co., Ltd. (“Zhengbao Yucai”) of which certain assets and liabilities were contributed by Beijing Yinglun Yucai Education Consulting Co., Ltd. as of March 10, 2009 and the designated assets and liabilities of a joint venture named Zhejiang Champion Xinlixiang Education Management Co., Ltd. (“Champion Xinlixiang”) of which certain assets and liabilities were contributed by Mr. Junnan Ye and Mr. Xiujie Hu from their Gaokao re-take business as of September 30, 2009 to serve the Holding Company as a basis for allocation of the purchase price to the various accounts for financial reporting purposes in accordance with U. S. GAAP. In reaching our valuation conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by the Holding Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. The Holding Company determined the fair value of the above-mentioned subjects and our valuation reports were used to assist the Holding Company in reaching its determinations.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Annual Report within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ AMERICAN APPRAISAL CHINA LIMITED
AMERICAN APPRAISAL CHINA LIMITED